Exhibit 99.1

Focus Enhancements Reports Third Quarter 2007 Results

– Partners with Amcor to Distribute Wireless USB Hub and Dongle Product –

– Releasing Wireless USB Reference Designs to Partners in Asia –

– Shipped Second Generation UWB System-in-Package to Customers –

– Demonstrating UWB Technology in New York –

Campbell, Calif. — November 12, 2007 — Focus Enhancements, Inc. (NASDAQ: FCSE) a worldwide leader in Ultra Wideband (UWB) wireless technology, video conversion and digital media, today announced financial results for its third quarter and nine months ended September 30, 2007.

“This fall, we have achieved many significant operational milestones,” said Brett Moyer, president and CEO of Focus Enhancements. “Regarding the Semiconductor Business, as projected, we shipped our Ultra Wideband (UWB) technology to customers in October. We partnered with Amcor, a global provider of digital-lifestyle consumer products, to commercialize UWB-based products, the first of which will be a wireless USB hub and dongle pair targeted for the second quarter of 2008. Our wireless USB and FS•471 mobile TV-out encoder chips are being incorporated into reference designs and designs starts, respectively. While we remain excited about the Semiconductor Business revenue potential for next year, this quarter’s revenue was modest, particularly when compared to last year, which included considerable chip shipments for use in the Microsoft Zune.”

“In our Systems Business, our FireStore product line with Direct To Edit™ continued to perform well, driving third quarter revenue growth 20 percent compared to the third quarter of 2006. Although our enterprise media asset management and digital signage portion of our Systems Business experienced delays, we now have enterprise orders in hand and believe we experienced a shift in revenue previously scheduled for the third quarter into the fourth quarter of 2007 and the first quarter of 2008.”

Third Quarter 2007 Financial Results

Total revenue was $7.8 million, compared to $11.6 million in the third quarter of 2006.  Systems Business revenue was $6.5 million, compared to $5.4 million in the same quarter of 2006. Semiconductor Business revenue was $1.3 million, compared to $6.2 million in the third quarter of 2006; this decrease is attributable to the prior period’s inclusion of chip shipments for Microsoft’s Zune. Gross margin as a percent of sales was 45 percent, compared to 50 percent in the same quarter of 2006, due to lower sales and a shift in revenue mix. Net loss for the third quarter of 2007 was $3.7 million, or $0.05 per share, compared to third quarter 2006 net loss of $866,000, or $0.01 per share.

Gary Williams, CFO of Focus Enhancements, stated, “We ended the quarter with cash and cash equivalents plus available credit facilities of $6.0 million at September 30, 2007, which includes a financing completed in September, under which we received net proceeds of $4.9 million. The financing strengthened our balance sheet and provides us with the appropriate funding to carry the business through commercial shipments of our UWB technology.”

Nine Months Ended September 30, 2007 Financial Results

Revenue was $23.2 million, compared to $27.2 million for the nine months ended September 30, 2006. Systems Business revenue was $19.4 million, compared $17.9 million in the first nine months of 2006.  Semiconductor Business revenue was $3.8 million, compared to $9.3 million in the first nine months of 2006, again reflecting no chip shipments for  the Microsoft Zune in 2007.  Net loss for the nine months ended September 30, 2007 was $12.0 million, or $0.16 per share, compared $12.9 million, or $0.19 per share, last year. The weighted average number of shares outstanding in 2007 was 76.5 million versus 68.6 million in 2006 for the nine-month period ended September 30.

2007 & 2008 Outlook

Moyer continued “Based on the positive response to our UWB technology, we have accelerated our UWB development and begun work on a wireless USB single CMOS chip a quarter sooner than anticipated.  As such, we expect to incur approximately $1.8 million in additional expenses associated with the purchase of intellectual property and contract services in the fourth quarter of 2007.  We believe this earlier investment well positions us to sample our new, advanced, leading edge UWB chip in fourth quarter of 2008.”

For the fourth quarter of 2007, the company anticipates revenue in the range of $7.5 million to $8.0 million. Based on these expectations, fourth quarter gross margins as a percentage of revenue are anticipated in the range of 44 percent to 46 percent. Fourth quarter 2007 operating expenses are expected in the range of $8.5 million to $9.0 million, including R&D expenses of approximately $5.8 million. Loss per share for the fourth quarter of 2007 is expected in the range of $0.07 to $0.08, due to continued UWB investment.

Management now expects 2007 revenue to be in the range of $30.7 million to $31.2 million, with Semiconductor Business contribution to be approximately 18 percent of total 2007 revenue and the balance attributable to the System Business. Based on these expectations, 2007 gross margin as a percentage of revenue is anticipated to be 45 percent to 46 percent. Management expects operating expenses to be in the range of $30.0 million to $30.5 million for 2007.

“For 2008, we believe that revenue from our existing Systems and Semiconductor businesses will increase approximately 20 percent over 2007. Revenue from our Amcor relationship and expanding partnerships in the media appliance market is expected to add incremental UWB revenue starting in March of 2008,” Moyer concluded.

Third Quarter and Recent Highlights

Semiconductor Business:

•                  Partnered with Amcor to develop a wireless USB commercialized hub and dongle pair.

•                  Made available its second generation UWB technology in a compact and economical System-in-Package (SiP) and began shipments in October.

•                  Developed FS•471 TV-out Daughter Card for RMI Alchemy DBAu1250 Development Platform.

Systems Business:

•                  Made available HD File Converter Pro as a result of a development contract with Panasonic for P2 DVCPRO HD, DVCPRO 50 and DVCPRO/DV.

•                  Introduced camera-mountable HD-SDI Signal Converter at IBC 2007.

•                  Introduced Native Apple QuickTime Support for the PX-1 Production Media Server.

•                  Introduced new line of high performance video switchers.

•                  Added Variable Frame Rate and QuickTime Reference Support to FS-100 with version 4.0 firmware.

Third Quarter 2007 Results, UWB Industry Update and Demonstration

The company intends to host its third quarter 2007 results, UWB industry update and demonstration on Monday, November 12, 2007 from 4:30 p.m. to 6:00 p.m. ET in New York at the Marriott Marquis Times Square, 1535 Broadway @ 46th Street, New York, NY  10036 in the Odets Conference Room located on the 4th floor. To RSVP please contact Lisa Nguyen at 415-433-3777 or lnguyen@lhai.com.

Participants may also listen by dialing 706-634-9407 or webcast at www.focusinfo.com: Please dial in five to ten minutes prior to the beginning of the call at 4:30 p.m. ET (1:30 p.m. PT).  A telephone replay will be available through November 14th; dial 706-645-9291, and enter access code 19769132.

About Focus Enhancements, Inc.

Focus Enhancements, Inc. (NASDAQ CM: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, portable media appliances, navigation systems, and smart phones. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company’s System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s Securities and Exchange Commission (SEC) filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management’s expectations of funding requirements in 2007, demand for Focus Enhancements’ products, which impacts revenue, gross margin percentage and cash from operations, management’s plans to complete its semiconductor chip designs, move its technology to silicon, and the performance of its technology, including UWB in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company’s ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, the performance and acceptance of its UWB technology when successfully moved to silicon, and the risk factors specified in the company’s Form 10-K for the year ended December 31, 2006, 10-Q for the periods ended March 31, 2007 and June 30, 2007, as well as other filings with the SEC. These statements are based on information as of November 12, 2007 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Focus Enhancements Investors:

Kirsten Chapman/Dahlia Bailey

Lippert/Heilshorn & Assoc.

(415) 433-3777

dbailey@lhai.com

[Tables to follow]

Focus Enhancements, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Net revenue	$7,770	$11,605	$23,211	$27,195
Cost of revenue	4,282	5,819	12,647	14,957
Gross margin	3,488	5,786	10,564	12,238

Operating expenses:
Sales, marketing and support	2,153	2,131	6,757	6,753
General and administrative	1,077	1,025	3,222	3,005
Research and development	3,497	3,114	11,414	8,961
Amortization of intangible assets	—	127	156	381
	6,727	6,397	21,549	19,100
Loss from operations	(3,239)	(611)	(10,985)	(6,862)
Interest expense, net	(396)	(337)	(985)	(828)
Value of derivative liability	—	—	—	(4,000)
Change in value of derivative liability	—	—	—	(1,361)
Other income (expense), net	(3)	82	(2)	150
Loss before income tax expense	(3,638)	(866)	(11,972)	(12,901)
Income tax expense	18	—	41	9
Net loss	$(3,656)	$(866)	$(12,013)	$(12,910)

Net loss per share
Basic and diluted	$(0.05)	$(0.01)	$(0.16)	$(0.19)

Weighted average number of shares used in per share calculations:
Basic and diluted	78,053	69,233	76,510	68,611

Focus Enhancements, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$5,560	$5,969
Accounts receivable, net of allowances of $106 and $304, respectively	4,583	4,188
Inventories	4,131	4,072
Prepaid expenses and other current assets	1,698	1,207
Total current assets	15,972	15,436

Property and equipment, net	1,254	980
Other assets	173	187
Intangible assets, net	—	186
Goodwill	13,191	13,191
	$30,590	$29,980

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$3,050	$3,424
Accrued liabilities	4,124	3,702
Current portion of capital lease obligations	119	10
Borrowings under line of credit	4,000	3,390
Term loan	1,700	2,500
Total current liabilities	12,993	13,026

Convertible notes	11,493	10,946
Capital lease obligations, net of current portion	32	—
Total liabilities	24,518	23,972

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized 3,000,000 shares; 3,161 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively (aggregate liquidation preference $3,917)	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 85,149,708 and 73,210,870 shares issued at September 30, 2007 and December 31, 2006, respectively	841	722
Treasury stock at cost, 516,667 and 497,055 shares at September 30, 2007 and December 31, 2006, respectively	(775)	(750)
Additional paid-in capital	123,126	111,203
Accumulated other comprehensive income	190	130
Accumulated deficit	(117,310)	(105,297)

Total stockholders’ equity	6,072	6,008
	$30,590	$29,980

Focus Enhancements, Inc.

Selected Business Segment Data

(In thousands)

(Unaudited)

Revenue:	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Systems Business	$6,505	$5,441	$19,378	$17,856
Semiconductor Business	1,265	6,164	3,833	9,339
Net Revenue	$7,770	$11,605	$23,211	$27,195

Research and Development:	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Systems Business	$1,111	$902	$3,248	$2,236
Semiconductor Business	2,386	2,212	8,166	6,725
Total Research and Development	$3,497	$3,114	$11,414	$8,961